Exhibit 10.10

Automotive Manufacturer

Strategic Cooperation Framework Agreement

This Strategic Cooperation Framework Agreement (this “Agreement”) is entered into on                                         , by and between:

Zhengxing Wheel Group Co., Ltd., a limited liability company duly incorporated and existing under the laws of People’s Republic of China (the “PRC”), with its offices at No. 1608, North Circle Road State Highway, Zhangzhou, Fujian Province 363000, People’s Republic of China (“Party A”);

and

                                         , a                                          company duly incorporated and existing under the laws of                                         , with its office at                                                               (“Party B”).

Whereas :

1.	Party A is a leading wheel manufacturing enterprise in the PRC’s wheel manufacturing industry;

2.	Party B is a key manufacturer of automotives based in ;

3.	Both Parties hereby reach a long-term strategic cooperation agreement with the intention of establishing a long-term relationship of supply and demand.

Party A and Party B, after amicable negotiations based on the principles of friendly cooperation, mutual benefit and development, agree to the following:

1)	Party A undertakes to provide priority guarantee to Party B’s normal demand of wheels when the supply of wheel products produced by Party A is tight, so that Party B’s production shall not be affected due to Party A’s inadequate supply of wheels.

2)	Party B undertakes to maintain the complementary rate of Party A’s wheels at above %; Party B further undertakes to choose Party A as its preferred wheel supplier, given the same terms and conditions.

3)	Party B undertakes and agrees not to sell the wheels purchased from Party A to any government, entity or individual in any country or territory which is subject to United States or PRC trade sanctions or trade controls (“Sanctions Targets”), including without limitation United States economic sanction laws as administered by the United States Department of Treasury’s Office of Foreign Assets Control (“OFAC”), or to any entity or individual that conducts business in any country or territory that is a Sanctions Target. Party B agrees to keep itself informed of applicable trade sanction and trade control laws, including OFAC’s list of Sanctions Targets, which include as of the date of this Agreement, among other countries, Burma, Iran, Lebanon, Cuba, North Korea, Somalia, Sudan, Syria and Zimbabwe.

4)	Party B shall clearly list the purchase quantity and price of the wheels in its detailed order form when purchasing the wheels. Party A may periodically adjust the prices of its wheel products based on the market prices of steel.

5)	Both Parties shall share information regarding automotive technology; in order to mutually facilitate the improvement of each other’s products and services, one Party shall promptly provide feedback to the other Party with regard to the information of the products or services of the other Party it obtains from the market or clients.

6)	If Party B develops a new model of automotive, it shall consider using Party A’s wheels that complement the model, or jointly develop the relative wheel products with Party A.

7)	Both Parties shall conduct mutual exchanges and cooperation in the area of wheel complementary technology.

8)	If the project one Party is working on requires other products or service support, it shall choose its strategic cooperation partner as the preferred provider of such products or services, given the same terms and conditions.

9)	Both Parties shall develop their respective service support systems such as e-commerce platforms, and logistics and delivery services. If one Party provides reasonable suggestions with regard to improving the other Party’s service support system, the other Party shall accept the suggestions and make corresponding improvements to its service support system.

10)	Confidentiality of technological information received by one Party from the other Party during the strategic cooperation must be strictly maintained. The receiving Party shall only use the information for the purpose of strategic cooperation and not use it for any other purpose. Either Party is prohibited from publicly disclosing or leaking out the confidential information without the prior written consent from the other Party. The technological for the purpose of this Agreement shall include but not limited to the technological information related to any products and the component and parts manufactured based on the relevant digifax, blueprint, sample pieces, etc.

11)	This Agreement shall take effect from January 1, and is valid for three (3) years. The modification or premature termination of this Agreement shall be made in writing after a consensus is reached between both Parties. The term of this Agreement shall be extended for another three (3) years upon mutual agreement of both Parties at expiration of each term.

12)	This Agreement shall be governed and construed under the laws of the PRC.

[The remainder of this page is intentionally left blank]

[Signature page]

Party A (Company Seal): Zhengxing Wheel Group Co., Ltd

Party B (Company Seal):

4